

LEASE SECURITIZATION

FREE WRITING PROSPECTUS

Registration Statement No. 333-208514

Ford Credit Auto Lease Two LLC ("the depositor")

Ford Credit Auto Lease Trusts ("the issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146.

OVERVIEW

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- Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995
- Ford Credit's current lease securitization platform was established in 2006, and more than 30 lease securitization transactions have been completed
- Ford Credit offers lease asset-backed securities through various channels:
  - Public transactions
  - Rule 144A transactions
  - Other private transactions
- Structural elements, such as priority of payments, have remained consistent over time

BUSINESS UPDATE

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Number of Leases Originated (000)


237
328
363
414
401
218
200
2012
2013
2014
2015
2016
2Q16 YTD
2Q17 YTD

Avg. # of Leases Outstanding(000)	422	572	704	841	975	956	1,008

Source: 2017 Q2 Lease Quarterly Statistical Information

Manheim Used Vehicle Value Index


135
130
125
120
115
110
105
100
95
Jan-95
Jan-96
Jan-97
Jan-98
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
Jan-14
Jan-15
Jan-16
Jan-17

Source: Manheim Consulting, June 2017 (January 1995 = 100)

- Ford Credit leasing has stabilized and, as a share of retail sales, remains below the industry
- Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales
- Manheim used vehicle values were up compared to year end 2016; Ford 2Q auction values were higher than 1Q17 and lower YOY - better than expectations

LEASE SECURITIZATION

PORTFOLIO CREDIT METRICS

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Weighted Average FICO® at Origination*


744
740
743
741
747
743
753
2012
2013
2014
2015
2016
2Q16 YTD
2Q17 YTD

* Based on year of origination

Repossessions as a % of Average Number of Leases Outstanding


0.58%
0.62%
0.66%
0.63%
0.72%
0.67%
0.80%
2012
2013
2014
2015
2016
2Q16 YTD
2Q17 YTD

Average Net Loss/(Gain) on Charged-Off Leases


$(1,757)
$2,787
$4,421
$4,308
$5,081
$4,663
$5,488
2012
2013
2014
2015
2016
2Q16 YTD
2Q17 YTD

Net Losses as a % of Average Portfolio Outstanding


(0.06)%
0.13%
0.21%
0.23%
0.33%
0.28%
0.38%
2012
2013
2014
2015
2016
2Q16 YTD
2Q17 YTD

Source: 2017 Q2 Lease Quarterly Statistical Information

SECURITIZATION POOL METRICS

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Weighted Average FICO®


749
745
748
746
745
746
742
741
742
747
Memo: FICO® <650
2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A
12% 13% 12% 13% 14% 13% 14% 14% 14% 13%

Maximum 3-Month Residual Concentration


22%
21%
21%
18%
18%
20%
19%
19%
16%
17%
2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A

Original Term as % of Securitization Value


100%
80%
60%
40%
20%
0%
2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A
24 27 36 39 48 Other

Vehicle Type* as % of Securitization Value


100%
80%
60%
40%
20%
0%
2012-A 2012-B 2013-A 2013-B 2014-A 2014-B 2015-A 2015-B 2016-A 2017-A
Truck SUV CUV Car

Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions

* Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

POOL METRICS – MODEL DIVERSIFICATION

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FCALT 2016-A


Other 10.3%
MKC 3.4%
Flex 1.7%
MKX 3.3%
Focus 4.8%
MKZ 5.5%
Edge 8.7%
Fusion 14.0%
Explorer 17.3%
F-150 12.2%
Escape 18.7%

Model Concentrations
Top 1: 19%
Top 3: 50%
Top 5: 71%

FCALT 2017-A


Other 8.4%
Flex 1.6%
Focus 3.3%
MKC 4.1%
MKX 4.5%
MKZ 4.9%
Edge 9.0%
Fusion 13.5%
F-150 15.0%
Explorer 17.1%
Escape 18.7%

Model Concentrations
Top 1: 19%
Top 3: 51%
Top 5: 73%

Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions

SECURITIZATION POOL PERFORMANCE

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Cumulative Return Rate*


80%
60%
40%
20%
0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
Period (Months)
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A

Cumulative Residual Loss / (Gain)**


Loss
Gain
0.0%
-2.0%
-4.0%
-6.0%
-8.0%
-10.0%
-12.0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
Period (Months)
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A

Cumulative Net Credit Losses***


0.5%
0.4%
0.3%
0.2%
0.1%
0.0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
Period (Months)
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A

Commentary

For the pool performance in the periods above (2012 to 2017):

- Lifetime cumulative return rates typically between 60% and 75%
- Cumulative residual gains but declining; recently residual gains on larger vehicles have been partially offset by residual losses on smaller vehicles
- Consistent credit loss performance

* Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio

** As a percentage of initial base residual value; includes losses / (gains) on retained and returned vehicles

*** Total credit loss as a percent of initial total securitization value

LEASE SECURITIZATION

STRUCTURE OVERVIEW



FCALT 2017-A
% of Initial Securitization Value
Class A Notes ("AAA")
80.1%
Class B Notes ("AA")
4.5%
Class C Notes ("Not Rated")
4.2%
Overcollateralization
11.2%
Reserve Account
0.5%
Excess Spread (per annum)
~4.2%
Total Initial Class A Enhancement ~24.6%

- Credit enhancements in lease securitization programs include:
  - Subordination of junior notes
  - Overcollateralization
  - Cash reserve
  - Excess spread (used to build to a target OC)
- Senior / subordinate, sequential pay structure

Target OC:
13.7% of Initial Total Securitization Value

LEASE SECURITIZATION

RESIDUAL MATURITY VS. ENHANCEMENT BUILD

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FCALT 2017-A: Residual Maturity by Vehicle Type vs. Hard Credit Enhancement for Class A Notes[(1)]



Class A-4 Paid Down
Class A-3 Paid Down
Class A-2 Paid Down
Class A-1 Paid Down
% of Residuals Maturing Each Period
20%
15%
10%
5%
0%
Hard Credit Enhancement as a % of O/S Securitization Value
100.00%
90.00%
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45 46
Total Hard CE
CUV
Car
SUV
Truck

(1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, zero prepays

LEASE SECURITIZATION

SIGNIFICANCE OF SECURITIZATION VALUE

Sample Calculation:

	Lease Balance		Securitization Value	
Payments Remaining		24		24
Base monthly payment	$	200	$	200
Residual Value	$	16,000	$	13,000
Discount Rate		2%		5%
Present Value	$	20,049	$	16,275



Difference of $3,774
$20,049
$16,275
Lease Balance
Securitization Value

- For securitization transactions, a "*Securitization Value*" is calculated for the underlying lease assets
- Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG
- Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread

LEASE SECURITIZATION

BREAK-EVEN ANALYSIS*

Break-Even for FCALT 2017-A Compared to Historical Pool Performance

Return Rate



Break-Even = 100% Return Rate Assumed
Memo: Worst Recent 12-Month Portfolio Experience = 82%
(CY 2008)
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
Period (Months)
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A

Cumulative Residual Loss / (Gain)



100.0%
80.0%
A-2 Break-Even = 77.9%
60.0%
A-3 Break-Even = 45.9%
40.0%
A-4 Break-Even = 33.9%
Memo: Worst Recent 12-Month Portfolio Experience = 18.3%
(CY 2008)
20.0%
0.0%
-20.0%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32
Period (Months)
2012-A
2012-B
2013-A
2013-B
2014-A
2014-B
2015-A
2015-B
2016-A
2017-A

* Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2017-A

ORIGINATION AND SERVICING STRATEGIES

FORD CREDIT STRATEGY

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ORIGINATE

- Support Ford and Lincoln sales
- Strong dealer relationships
- Full spread of business
- Consistent underwriting
- Robust credit evaluation and verification
- Efficient use of capital

SERVICE

- High customer and dealer satisfaction
- World-class servicing
- Collections within portfolio loss expectations
- Cost efficiency

FUND

- Strong liquidity
- Diverse sources and channels
- Cost effective
- Credit availability through economic cycles

Ford Credit Maintains A Relentless Focus On Business Fundamentals

ORIGINATE

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BUY IT RIGHT

ORIGINATE

- **Support Ford and Lincoln sales**
- **Strong dealer relationships**
- **Full spread of business**
- **Consistent underwriting**
- **Robust credit evaluation and verification**
- **Efficient use of capital**

ORIGINATION PROCESS

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- Ford Credit's origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits
- Ford Credit's origination process is supported by a proprietary system
  - Analyzes a number of factors for each credit application
  - Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change
- Credit application process
  - Dealers submit credit applications and proposed financing terms electronically to Ford Credit
  - Ford Credit obtains a credit report for the applicant and any co-applicant
    - Ford Credit uses its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer
- Ford Credit's origination process is supported by a proprietary scoring model and electronic decisioning
- Ford Credit communicates credit decisions electronically to dealers

ORIGINATION SCORING MODELS

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- Ford Credit classifies credit applications to determine which origination scoring model will be used. Classifications are:
  - Applicant type (individual, business entity)
  - Credit profile (high FICO®, low FICO®)
  - Vehicle type (new vehicle, used vehicle)
- Ford Credit's proprietary origination scoring models assess the creditworthiness of the applicant using the information in the credit application, information in the credit bureau report and other information:
  - Financing product (retail, lease)
  - Contract characteristics (loan-to-value, lease-to-value, term, payment)
  - Other factors (payment-to-income, employment history, capacity to pay, financial stability)
- Output of the origination scoring models is a proprietary risk score referred to as Probability of Payment
  - The origination scoring models build on the predictive power of credit bureau, credit application data and contract characteristics
  - Updated in real time throughout the evaluation process as inputs change

SCORING MODELS DEVELOPMENT AND MAINTENANCE

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- Origination scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio database and other external automotive-specific data to identify key variables that predict an applicant's probability of fully paying the amount due under the contract
- Ford Credit regularly reviews it's origination scoring models to confirm the business significance and statistical predictability of the variables
  - Origination scoring model performance review
  - Scorecard Cycle Plan Committee review
- Ford Credit develops new origination scoring models on a regular cycle plan
- Ford Credit may make adjustments to improve the performance of the origination scoring models between development cycles to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include:
  - Uniformly changing the overall credit risk scores
  - Modifying the weighting of selected variables
- Launch dates for most recent redeveloped origination scoring models:

Scoring Models	U.S.	Canada
Consumer	December 2013	May 2016
Commercial	April 2015	April 2015
Commercial Line of Credit	May 2017	Not Applicable

PURCHASING GUIDELINES AND CONTROL PROCESSES

Ford Go Further

- Ford Credit establishes purchasing standards and procedures to support consistent credit and purchase decisions
  - Portfolio Level – Purchase quality guidelines sets portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio
  - Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria for specific attributes of an application including affordability measures like PTI and debt-to-income ratios, FICO® score and contract term
    - For less creditworthy applicants, or if there is a discrepancy in the information provided by the applicant, the credit analyst may verify the identity, employment, income, residency and other applicant information using Ford Credit's established procedures before the decision is made
- Ford Credit reviews credit analysts decisions regularly to ensure they are consistent with origination standards and credit approval authority
- Quarterly risk management portfolio performance analysis is performed

These Capabilities Enable Early Detection Of Portfolio Performance

OPERATE / COLLECT EFFICIENTLY

OPERATE / COLLECT EFFICIENTLY


SERVICE

- **High customer and dealer satisfaction**
- **World-class servicing**
- **Collections within portfolio loss expectations**
- **Cost efficiency**

BEHAVIORAL SCORING MODELS

Ford Go Further

- Ford Credit uses proprietary behavioral scoring models to assess the probability of payment default for each receivable on its payment due date
- These models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer account history, payment patterns, expected loss or severity and periodically updated credit bureau information*
- Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD)
  - Contracts are scored monthly on their due date to get an updated POD
- Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used. Classifications include:
  - Financing product (retail, lease)
  - Customer (individual, business entity)
  - Delinquency level (current, due date delinquent, 30 days past due)

* Updated credit bureau data is obtained for U.S. accounts only

SCORING MODELS DEVELOPMENT AND MAINTENANCE

Ford Go Further

- Behavioral scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer's probability of default in the near term
- Ford Credit regularly reviews the behavioral scoring models to confirm the continued business significance and statistical predictability of the variables
  - Behavioral scoring model performance review
  - Scorecard Cycle Plan Committee review
- Ford Credit develops new behavioral scoring models on a regular cycle plan
- Ford Credit may make adjustments to improve the performance of the behavioral scoring models between development cycles by uniformly changing the overall scores or modifying the weighting of selected variables
- Launch dates for most recent redeveloped behavioral scoring models:

Scoring Models	U.S.	Canada
Consumer	September 2013	October 2015
Commercial	February 2016	February 2016

SERVICING STRATEGY

RISK SEGMENTATION

- Segmentation allows the matching of the account risk with the appropriate collection strategy and assignment to the right collection work queue at the right time
- POD is the primary driver in determining risk segmentation, based on proprietary behavioral scoring models
- Segmentation establishes:


HIGH RISK
LOW RISK
EARLIER
ASSIGNMENT TIMING
LATER
HIGHER
FOLLOW-UP INTENSITY
LOWER
EARLIER
MOVE TO LATE-STAGE COLLECTIONS
LATER

Assigns Past Due Customer Accounts To The Right Collection Work Queue At The Right Time

LEASE RESIDUAL VALUE

MODELS

- Ford Credit sets residual values quarterly for each vehicle line at various lease terms and mileage / kilometrage allowances
- Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, and recent and seasonal auction trends
- Ford Credit's internal review process considers:
  - Current or planned marketing programs
  - Market acceptance of vehicles
  - Competitive actions within the vehicle segment
- Ford Credit reviews residual value performance and compares published residual values to:
  - Historical auction values for returned lease vehicles
  - Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG)

VEHICLE REMARKETING

- Ford Credit works with Ford's Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle to:
  - Obtain higher sale prices at disposition
  - Minimize remarketing expenses (auction, reconditioning and transportation costs)
- Vehicles returned at lease-end are sold through:
  - *Accelerate*, an online upstream remarketing application
  - Ford-sponsored physical auctions


Upstream Remarketing
Vehicle remains at dealer location (grounding dealer) where returned
Physical Auction
Vehicle sold at physical auction
Customer Returns Vehicle
Day 1
Day 2
Day 3
Day 4
Day 5
Day 6
Auction
Grounding dealer (Days 1-6)
Ford / Lincoln vehicles to same brand dealers (Days 3 – 6)
Ford / Lincoln vehicles to any Ford / Lincoln dealers (Days 4 – 6)
Ford vehicles to Adesa.com registered dealers (Days 4 – 6)
Lincoln vehicles to Adesa.com registered dealers (Days 5 – 6)

UPSTREAM REMARKETING

- By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses
- Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application:
  - Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles / kilometers, condition, any excess wear and use, and option packages
  - In January 2013, Ford introduced a program to incentivize U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program
- From July 2016 through June 2017, the average of eligible vehicle disposals sold through upstream remarketing:

U.S.	Canada
31%	31%

VEHICLE LIQUIDATIONS

- Ford Credit's Vehicle Liquidations Team works with Ford's Vehicle Remarketing Department to manage the disposal of repossessed vehicles and terminated lease vehicles
- Vehicle Liquidations Team
  - Reviews lease termination vehicle condition report to:
    - Confirm that amounts collected by the dealer from the customer for excess mileage and wear and use charges are correctly applied to the customer's account
    - Invoice the customer for excess mileage and wear and use charges that the dealer did not collect from the customer
  - Reviews repossessed vehicle condition report for damage covered by the customer's insurance
  - Arranges for vehicles to be transported to auction
  - Monitors vehicle inventory level to minimize inventory carrying cost and maximize net sales proceeds
  - Transfers charged-off uncollected balance to the NRC / CCD
- Ford's Vehicle Remarketing Department assigns vehicles to auctions and manages the final sale of all repossessed and terminated lease vehicles
- Average days in inventory for repossessed and terminated lease vehicles:

	U.S.	Canada
Retail repossessions	40 to 50	35 to 50
Lease repossessions	30 to 40	40 to 50
Lease terminations	25 to 35	25 to 35

Sources: FCAOT 2017-REV1, FCALT 2017-A, FAST 2017-R2 and internal Ford Credit data